                                                                       EXHIBIT D

                             CONTRIBUTION AGREEMENT

            This Contribution Agreement ("Agreement") is entered into as of May 16, 2005 (the "Agreement Date"), by and among HIBERNATION HOLDING COMPANY, INC., a Delaware company (the "Buyer"), and those persons set forth on Schedule 1 (each a "Contributor" and, collectively, the "Contributors").

                              W I T N E S S E T H :

            WHEREAS, the Contributors own shares of common stock (the "Company Common Stock") of The Vermont Teddy Bear Co., Inc., a New York corporation (the "Company"), and/or shares of Series A Preferred Stock (the "Company Series A Stock") of the Company;

            WHEREAS, pursuant to an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), the Company is to be merged with and into Hibernation Company, Inc., a wholly-owned subsidiary of the Buyer, with the Company as the surviving entity (the "Merger");

            WHEREAS, each Contributor desires on the Closing Date (as defined in the Merger Agreement), prior to the effectiveness of the Merger, to contribute the number of shares of the Company Common Stock and the Company Series A Preferred Stock set forth opposite such Contributor's name on Schedule 1 (collectively, the "Rollover Shares") in exchange for the issuance by the Buyer to such Contributor of the number shares of the common stock of Buyer (the "Buyer Common Stock") and of the Series A Preferred Stock of the Buyer (the "Buyer Series A Stock") set forth opposite such Contributor's name on Schedule 1 (the Buyer Common Stock and the Buyer Series A Stock will be referred to herein, together, as the "Buyer Shares); and

            NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto represent, warrant and agree as follows:

1. Contribution. On the Closing Date, and immediately prior to the effectiveness of the Merger, each Contributor shall contribute, transfer, assign, convey and deliver to the Buyer the shares of the Company Common Stock and the shares of the Company Series A Preferred Stock set forth opposite such Contributor's name on Schedule 1 under the respective headings "Company Common Stock Contributed to the Buyer" and "Company Series A Stock Contributed to the Buyer." On the Closing Date, each Contributor shall surrender the certificate or certificates (properly endorsed for transfer) representing such shares to the Buyer at its principal office.

2. Shares of Buyer Stock. On the Closing Date, and immediately prior to the effectiveness of the Merger, the Buyer shall issue and sell to each Contributor, in exchange for such Contributor's contribution of shares pursuant to Section 1, the number of shares of the Buyer Common Stock and the Buyer Series A Stock set forth opposite such Contributor's name on
      Schedule 1 under the respective headings "Buyer Common Stock Issued to Contributor" and "Buyer Series A Stock Issued to Contributor." On the Closing Date, the Buyer shall deliver to each Contributor a certificate or certificates evidencing the shares of the Buyer Common Stock and the Buyer Series A Stock, as applicable, to be issued to such Contributor pursuant to this Section 2.

3.    Representation and Warranties.

      (a) Each Contributor represents and warrants severally, but not jointly, as follows:

            (i) As of the Agreement Date he or she owns, and that as of the Closing Date he or she shall own, the Buyer Shares to be contributed by such Contributor to the Buyer pursuant to Section 1 above free and clear of all liens, encumbrances and restrictions of any nature. Each Contributor further represents and warrants that as of the Agreement Date he or she has, and as of the Closing Date he or she shall have, full power and authority to contribute to the Buyer the shares to be contributed pursuant to Section 1 above.

            (ii) He or she is an "accredited investor" within the meaning of that term as it is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"), and understands that term to mean that either (i) his or her net worth as of the date hereof (i.e., excess of total assets over total liabilities), inclusive of homes, home furnishings and automobiles, either individually or jointly with his or her spouse, exceeds $1,000,000 or (ii) his or her individual income exceeded $200,000, or jointly with his or her spouse exceeded $300,000, in each of the previous two years and he or she reasonably expects his or her income to exceed $200,000, or jointly with his or her spouse to exceed $300,000, in the current year.

            (iii) He or she is a bona fide domiciliary (not a temporary or transient resident) of the jurisdiction specified on Schedule 1 to this Agreement.

      (b) The Buyer represents and warrants that, on the Closing Date, the shares of Buyer Common Stock and Buyer Series A Stock to be issued and sold to such Contributor pursuant to Section 2 will be duly authorized, fully paid and non-assessable.

4. Acknowledgements of Certain Contingencies. Each Contributor acknowledges and agrees to the following:

      (a) On or after the Closing Date, the Buyer will adopt an equity incentive plan for employees, consultants and other service providers (the "Incentive Plan"). It is currently anticipated that the number of shares of Buyer Common Stock reserved for issuance under the Incentive Plan will be equal to twelve percent (12%) of the fully-diluted capitalization of the Company on a consolidated basis (consolidating outstanding options in the Company and the Buyer's equity in the Company).

      (b)   (i) Following the Merger, the Company will be owned as follows:
            Approximately 5% to 10% of the Company's fully-diluted equity will consist of options to purchase Common Stock in the Company that are currently held by certain employees of the Company who are expected to continue holding their options instead of being cashed out in the Merger.

            (This percentage will vary depending upon how many option holders elect to be cashed out in the Merger.) The remainder of the Company's fully-diluted equity (approximately 90% to 95%) will be owned by the Buyer.

            (ii) The Buyer's current intention is for the Buyer to issue, on or about the Closing Date, approximately 2,690,000 shares of its Series B Preferred Stock (the "Buyer Series B Stock"), for aggregate proceeds of approximately $17,500,000,000 (the "Financing"), or $6.50 per share. The rights, privileges and preferences of the Buyer Common Stock, the Buyer Series A Stock and the Buyer Series B Stock will initially be as set forth in the Buyer's Certificate of Incorporation attached hereto as Exhibit A (the "Charter"). The Buyer also expects approximately 1,200,000 shares of Common Stock of the Buyer to be outstanding, and warrants to purchase up to 175,000 shares of Common Stock of the Buyer to be outstanding, in each case for the account of stockholders and a warrant holder who are expected to be rolling over their existing Company shares and warrants to the Buyer. The Contributors acknowledge and agree that the amount of the Series B Preferred Stock to be issued may change based upon the amount of Common Stock contributed per this agreement and the number of that options that are cashed out. The above-listed estimated capitalization of the Buyer must be considered in light of the fact that the Buyer is expected to own between 90% and 95% of the Company on a fully-diluted basis, taking into account the options described in 4(b)(i) above.

            (iii) The Buyer expects to fund the Merger transactions as follows:
            (A) approximately $17,500,000 in Series B Preferred equity as described above, (B) approximately $7,800,000 in Common Stock (B) approximately $1,548,000 in rollover Series A Preferred equity, (C) approximately $14,500,000 in senior debt financing (including the assumption of the existing capital lease obligations of the Company), (D) approximately $6,500,000 in subordinated debt financing, and (E) approximately $6,100,000 of cash on hand of the Company. The Contributors acknowledge and agree that, in the event that the amount of the cash consideration payable in connection with the Merger shall increase, or if, in accordance with the provisions of the Merger Agreement, the Company requires additional working capital, the Buyer may issue on or about the Closing Date, additional shares of Buyer Series B Stock for $6.50 per share, and the Contributors' percentage interest in the equity of the Buyer represented by their shares of Buyer Common Stock will be reduced accordingly.

      (c) Each Contributor acknowledges that the Buyer is a newly formed company, and that its only significant assets and liabilities will be (i) the assets and liabilities described above, and (ii) its ownership interest in the Company as its majority-owned subsidiary. The Contributor has been granted access to information and materials concerning the Buyer and the Company, including without limitation their current and proposed capitalization and debt structures, sufficient to permit him or her to make an investment decision with respect to the Buyer Shares he or she is acquiring, and has had the opportunity to his or her satisfaction to question and to receive answers from representatives of the Company with respect to the Company and representatives of the Buyer with respect to the Buyer Common Stock and the Buyer Shares. Each Contributor confirms that he or she has not relied upon any representations or warranties made by the Buyer, the Company or any of their respective agents except as set forth herein or in the Merger Agreement, and acknowledges that no such other representations or warranties have been made to him by the Buyer, the Company or any of their respective agents. Each Contributor has reviewed the Merger Agreement either alone or with the assistance of counsel, and fully understands its provisions.

      (d) Each Contributor acknowledges and recognizes that (i) the Buyer Shares are being offered and sold under one or more of the exemptions from registration provided for in Section 4(2) of the Securities Act, Rule 506 of Regulation D under the Securities Act, and any applicable state securities laws, and the Buyer Shares may not be resold in the absence of such registration or the availability of an exemption therefrom; (ii) the offering and sale of the Buyer Shares have not been reviewed and approved by the United States Securities and Exchange Commission (the "SEC") or by any state securities authority, and any representation to the contrary is a criminal offense; and (iii) there will be no public market for the Buyer Shares and he or she may therefore be required to maintain the investment in the Buyer Shares indefinitely.

      (e) Each Contributor is making this investment for his or her own account and not with a view to resale or distribution of the Buyer Shares or any portion thereof.

      (f) Each Contributor has taken into account and understands all of the risks involved in its investment in the Buyer, which include, without limitation, the risks concerning the Company set forth in the Company's various filings with the SEC, and risks particular to the Buyer and its proposed capitalization and debt structure and the proposed capital structure of the Company following the Merger (including that certain existing options to purchase common stock of the Company will remain outstanding following the Merger).

      (g) Each Contributor understands and acknowledges that certificates representing the Buyer Shares will bear an appropriate legend prohibiting the disposition thereof except in compliance with the Securities Act and any applicable state securities laws.

5. Further Assurances. Each of the parties hereby agrees from time to time to execute and deliver, perform and/or cause the performance of such further and other transfers, assignments, stockholder consents, stockholder votes and other documents and do all matters and things which may be convenient or necessary to (i) more fully transfer to and vest in the Buyer all right, title and interest in and to the Rollover Shares, (ii) vest in each Contributor all right, title and interest in and to the shares of the Buyer Common Stock and the Buyer Series A Stock issued to the Contributors hereunder, (iii) to adopt the Equity Incentive Plan, (iv) to adopt the Charter and consummate the Financing and (iv) otherwise to cause to occur, effectuate, and carry out the intentions of this Agreement.

6. Indemnification. Each Contributor, severally and not jointly, agrees to protect, defend, indemnify, and hold harmless the Buyer (including without limitation controlling persons, officers, directors, partners, agents, and employees of each Buyer) against and in respect of any and all losses, liabilities, deficiencies, damages, costs, or expenses, or actions in respect thereof (including reasonable legal fees and expenses), as and when incurred, caused by any breach of any of the representations, warranties or covenants of such Contributor contained herein. The remedies set forth in this Section 6 shall not be exclusive and shall be in addition to all other rights and remedies available to the Buyer under and in connection with this Agreement and the other agreements, documents and instruments contemplated hereby.

7. Entire Agreement. This Agreement, together with the Merger Agreement and the documents and agreements executed in connection therewith, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all other agreements, negotiations, understandings and representations (if any) made by and between such parties.

8. Termination. This Agreement will terminate, and will be of no further force or effect, in the event that the Merger Agreement is terminated for any reason.

9. Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, beneficiaries, partners, successors and permitted assigns.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. GOVERNING LAW. THIS AGREEMENT AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OF SAID STATE.

                               [Signatures follow]

      IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement under seal, effective as of the date first written above.

HIBERNATION HOLDING COMPANY, INC.

By: ___________________________________
    Carson Biederman
    Vice President - Finance

                   [Signature Page to Contribution Agreement]

                           COUNTERPART SIGNATURE PAGE
                            to Contribution Agreement
                     with Hibernation Holding Company, Inc.

CONTRIBUTOR:

By: ___________________________________
    Name:
    Title: (if applicable)

                   [Signature Page to Contribution Agreement]

                                   SCHEDULE 1
                                       TO
                             CONTRIBUTION AGREEMENT

                                                                                Buyer
    Name and                              Company             Company           Common
   Address of           Company         Common Stock       Series A Stock    Stock Issued    Buyer Series A
   Domicile of        Common Stock    Contributed to the   Contributed to         to         Stock Issued to
   Contributor           Owned           Buyer                he Buyer       Contributor       Contributor
------------------    ------------    ------------------   ---------------   ------------    ---------------
Lyman Orton               326,712           200,000               -             200,000              -
857 The Boulevard
P.O. Box 775850
Steamboat Springs,
CO   80477

Wayne and Deborah           3,581             2,686               -               2,686              -
Granquist
P.O. Box 111
Weston, VT  05161

Charlie Kireker            45,027            45,027               -              45,027              -
FreshTracks Capital
P.O. Box 927
5 Park Street, Top
Floor
Middlebury, VT
05753

Split Rock Fund,           12,000             9,000               -               9,000              -
LLC
c/o Reginald
Gignoux
P.O. Box 808
3685 Harbor Road
Shelburne, VT
05482-0808

Joan Martin             1,197,297           309,691        90 (with an          309,691      90 (with an
500 Lovell Ave.                                            initial                           initial
Mill Valley, CA                                            liquidation                       liquidation
94941                                                      preference of                     preference of
                                                           $1,548,000 (or                    $1,548,000 (or
                                                           whatever is the                   whatever is the
                                                           accrued amount                    accrued amount
                                                           on the                            on
                                                           effective                         the effective
                                                           date of the                       date
                                                           Merger                            of the Merger
                                                           Agreement),                       Agreement),
                                                           which is the                      which is the
                                                           base                              base
                                                           on which future                   on which future
                                                           dividends will                    dividends will
                                                           accrue)                           accrue)

Elisabeth B. Robert       354,710           354,710               -             354,710              -
1644 Greenbush
Road
Charlotte, VT 05445

                                            921,114

                                    EXHIBIT A